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                                                                    EXHIBIT 99.1

                             EPOCH BIOSCIENCES, INC.
                           CONFERENCE CALL TRANSCRIPT
                                 AUGUST 5, 2003

OPERATOR:               Good morning, ladies and gentlemen and welcome to your
Epoch Biosciences, Inc. Second Quarter Earnings Conference Call. At this time all lines have been placed on a listen-only mode and the floor will be opened for questions following today's presentation. It is now my pleasure to introduce your host, Dr. William Gerber, CEO of Epoch Biosciences. Sir, you may begin.

DR. WILLIAM GERBER:     Thank you, Rahim. Welcome to the Epoch Biosciences
Conference Call. This morning before the market opened, we released our financial results for the Second Quarter of 2003. During this call we'll be discussing our financial performance and other operational highlights at Epoch during the second quarter. We also will take stock of our performance against objectives and present our outlook for the second half of the year.

                         You're reminded that today's discussion includes
certain forward-looking statements about the Company's future financial performance and other business prospects that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially are included in the Company's Form 10-K and other reports on file with the Securities and Exchange Commission. We encourage you to review these documents carefully. Further, these forward-looking statements speak only as of today's date and Epoch undertakes no responsibility to publicly release the result of any revisions to these forward-looking statements.

                         During the second quarter we made steady progress
against our objectives in our core businesses. One of our worldwide marketing partners, QIAGEN, launched a new line of quantitative gene expression assays incorporating our MGB Eclipse Probe technology. We significantly increased the number of key corporate accounts that are evaluating MGB Eclipse Probe products for target discovery and drug development and moved several to contract negotiations. We advanced discussions of various companies about licensing our technology. Our scientists completed half the number of diagnostic assays we intend to file this year with the FDA under the analyte-specific reagent or ASR regulatory process and we continued as a JBAIDS program finalist interacting with the government team that manages the selection process while learning that the final determination has been delayed into the third or fourth quarter of the year.

                         During the quarter we also brought several matters to a
close. We sold our non-strategic generic oligonucleotide business as we said


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we would in our last call. We finalized our settlement of a dispute with Third
Wave Technologies and we received a favorable court ruling regarding a 2001 complaint over the issuance of common stock warrants to Harbor Trust, formerly The Blech Trust.

                         Later in the call I will discuss all of these
milestones in more detail and address other matters that are pertinent to our future performance.

                         Our financial trends were also positive with increases
in MGB Eclipse Probe System sales and royalties, continued control of our operating expenses and a significant improvement in our cash position. We believe we've built a solid foundation for the continuing validation and acceptance of our products and technology and the growth and diversification of our business for the long term.

                         Now Bert will present our quarterly financial results.

BERT HOGUE:             Thanks, Bill. Our second quarter financial results were
in line with the guidance we provided to you in early May and reflect another solid quarter of executing against our business plan. During my comments this morning, I'll refer to several non-GAAP measurements of revenues and other operating results that exclude the impact of the San Diego operation that we sold in May 2003. Along that line, I direct your attention to the end of this morning's press release in which those pro forma measurements are displayed.

                         During the second quarter total revenue decreased one
percent to 2,452,000 dollars from the comparable period in 2002. Sequentially total revenue increased two percent from the first quarter of 2003 due to higher royalties and contract research revenue partially offset by lower product sales. In the second quarter, product sales decreased 60% from the second quarter of 2002 to 688,000 dollars. This year-over-year decrease in product sales was the result of two factors. First, as we reviewed with you before, we restructured our agreement with Applied Biosystems and converted our manufacturing rights to increased royalty payments. Last year we recognized revenues derived from those manufacturing rights as product sales. Those revenues are now classified as royalties. Also contributing to the year-over-year decrease in Q2 product sales were significantly lower revenues from sales of generic oligonucleotides from our San Diego operation that was sold in May. On a sequential basis product sales were down about 8% from 749,000 dollars in the first quarter of 2003 due to our recording only two months of revenues from our San Diego oligo business in the second quarter. This was offset by higher shipments of MGB Eclipse Probe systems.


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                         More importantly if you exclude San Diego revenues from
the first and second quarters of 2003, our product revenues increased about 5% sequentially. This pro forma increase was due to higher MGB Eclipse Probe system revenues, primarily sales to QIAGEN in support of their launch of QuantiTect gene expression assays. On a year-over-year basis, again exclusive of revenues from San Diego, 2003 revenues increased 25% in the second quarter and 18% for the six months ended June 30th over comparable periods in 2002.

                         License fees and royalties increased sharply to 1.4
million dollars in Q2 from 256,000 dollars a year ago and increased slightly from 1.3 million in the first quarter of 2003. The significant year-over-year increase was due to another aspect of our restructured agreement with ABI mentioned earlier. In addition to converting our manufacturing rights to royalties, ABI agreed to royalty minimums that are paid quarterly instead of annually.

                         Contract research revenues decreased to 392,000 dollars
this quarter from 532,000 dollars a year ago as a result of the expected termination of the ABI research contract in late 2002 and a reduction in research revenues from Third Wave Technologies. As we've publicly disclosed, in May 2002 Third Wave ceased research activities and payments to us which we disputed. In the second quarter of 2003 the parties agreed in writing to settlement terms which called for payment of 300,000 dollars in cash to Epoch, established minimum royalties to be paid to us over the next few years subject to amended license termination provisions and specified that there would be no further research activities provided by Epoch. In the second quarter, we recognized 40,000 dollars in contract research revenues and 175,000 dollars as a reduction of sales general and administrative expenses as a result of the settlement. The new minimum royalty payments called for by the settlement will be recognized over time as earned.

                         Total operating expenses for the second quarter were
5.5 million dollars which includes a 2.8 million dollar loss on the sale of our San Diego operations. Excluding the impact of that transaction, operating expenses were 2.7 million, down significantly from 3.7 million dollars from the second quarter of 2002 and sequentially down about 18% from 3.3 million in the first quarter of 2003. I'll speak to the measurement of the loss on the sale of San Diego in a moment, but strategically we view the divestiture of those operations as another proactive step in focusing on our core business and managing our operating expenses and burn rate.

                         Using sequential quarterly comparisons, cost of product
sales in the second quarter decreased in absolute dollar terms to 643,000 or 93% of product sales from 740,000 dollars or 99% of product sales in Q1. The decrease in absolute terms and modest improvement in our gross margin on product sales were primarily attributable to the fact that we had only


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two months of low margin revenues from our San Diego operations during the second quarter. As we discussed during our last call, the San Diego operations were yielding unacceptable financial results. That continued during the second quarter until the sale on May 30th and continues to be a drag on overall gross margins.

                         That said, our gross margin challenges are not behind
us. We continue to manufacture two products at our Bothell facility: chemical intermediates for our collaboration partners and MGB Eclipse Probe Systems. As we've discussed before, our licensing agreements are generally structured such that chemical intermediates are transferred to collaborators on a cost-plus pricing basis which results in relatively low gross margins. However, Epoch receives additional value in the form of downstream royalties when our partners sell their license products to end-users. Revenues from our other manufactured product, MGB Eclipse Probe Systems are not yet at levels that generate attractive gross margins. As MGB Eclipse revenues increase we expect our gross margins to increase.

                         Research and development expenses decreased to 1.1
million dollars this quarter from 1.3 million in the first quarter due to reduced personnel and reagent expenses partially offset by lower allocations to cost of sales. Selling, general and administrative expenses decreased to 982,000 dollars in the current quarter from 1.3 million in the first quarter due to the 175,000 dollars received from Third Wave as part of the arbitration settlement discussed previously and since we recognized only two months of costs from our San Diego operation prior to its sale.

                         The 2.8 million dollar loss on the sale of San Diego
operations recognized in the second quarter represented cash proceeds of 1.4 million less the book values of inventory, equipment and other assets transferred to Eurogentec, the non-cash write-off of intangible assets associated with the original acquisition of approximately 2.6 million dollars, and transaction costs. Net of cash transaction costs, Epoch received approximately 1.1 million dollars in cash from the sale. In addition the sale eliminates recurring operating expenses that were running between 200,000 and 250,000 dollars per month with revenues during 2003 that were significantly below that. Our net loss from the San Diego operation averaged about 150,000 dollars a month in 2003, 70% of which were cash losses. Those are net losses and cash outflows that we will no longer incur.

                         Epoch's net loss for the second quarter 2003 was 3.1
million dollars or $0.12 per share. Excluding a loss from the sale of San Diego's operations our net loss was 255,000 dollars or about a penny a share compared to net losses of 874,000 in the first quarter of 2003 and 1.2 million in the second quarter of 2002. These numbers reflect our focus on managing


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expenses to keep them in line with revenues. Our goal is to be in a position to turn profitable as product sales grow.

                         At June 30th, 2003 we had 4.6 million dollars of
unrestricted cash and cash equivalents up from 3.2 million at the end of the first quarter. In addition to improved operating results, our cash position during the quarter was aided by 1.1 million dollars of net proceeds from the sale of San Diego and the receipt of technology access fees from QIAGEN.

                         With that, I'll turn the call back to Bill.

DR. WILLIAM GERBER:     Thanks, Bert. First let me quickly review three matters
on which we closed the book this quarter: San Diego, the Third Wave arbitration and the Blech litigation so I can move to our strategic initiatives.

                         We sold the assets and customer base of our
non-proprietary Oligonucleotide operation to Eurogentec. The business was originally acquired in 2000 to meet contractual manufacturing obligations for Applied Biosystems. This need was eliminated by a subsequent renegotiation of the contract. Generic Oligos were not a strategic business for Epoch and the operation had no value to us after we decided to manufacture MGB Eclipse products in Bothell. Sale of the facility reduced our headcount to 37 full-time employees, eliminated a drain on management time, removed a low-margin business from our mix, cut our burn rate and improved our cash position.

                         In May, Epoch and Third Wave Technologies finalized a
settlement of arbitration proceedings that we initiated. Under the settlement, Third Wave paid Epoch 300,000 dollars and will pay higher annual minimum royalties for its dye and quencher license in return for the cancellation of its obligation to fund development under an October 2000 agreement.

                         Also in May, the United States Court of Appeal for the
Second Circuit issued a decision affirming a prior court's dismissal of a complaint against Epoch originally filed by the Harbor Trust, formerly the Edward Blech Trust, in May 2001. The complaint alleged a breach of a 1996 letter agreement regarding common stock warrants. The plaintiff's options are now limited to an appeal to the United States Supreme Court which we believe to be an unlikely event. We were pleased to bring all of these matters to a successful conclusion.

                         As all of you know, Epoch is a finalist for the award
of the JBAIDS contract by the Department of Defense and we're ready to hit the ground running if we're successful. JBAIDS, the Joint Biological Agent Identification and Diagnostic Systems program is a compact, portable, ruggedized diagnostic system capable of reliable simultaneous identification of 10 biological warfare agents. Block 1, which is being awarded now, involves the


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deployment of up to 175 instruments and 848,000 assays over the next four years and FDA approval of the system as a medical diagnostic device.

                         In April in face-to-face meetings, the Selection
Committee indicated to us that they intended to make an award in May. Accordingly we indicated in our last conference call that we expected an award some time in the second quarter. However, we were recently asked to extend the contract award acceptance period by 90 days and did so.

                         You may want to visit an army website that posts
information about many pending Defense contracts. The site, which is updated periodically, is and I will now read you the url, get your pencils ready, I'll repeat it, www.hqda.army.mil/tema/temp_status.doc. I'm going to go through that again; www.hqda.army.mil/tema/temp_status.doc. Currently the posted information indicates that the grant award is to be submitted to Headquarters Department of the Army on August 15th and the Office of the Secretary of Defense by August 29th for approval. The timing for contract award is obviously slipped and the new award date is uncertain but it doesn't appear that the decision will occur before September. We have no information about the reason for the delay; however, our consultants assure us that such delays are not unusual in government contracting.

                         Despite the delay, we continue to interact with the
government team and have recently submitted a final proposal revision. Importantly every indication is that we continue to be in contention for the award. If we get this award, it will be a major event for Epoch. Benefits would include the acceleration of our build-out of diagnostic infrastructure and expertise, significant and long-term revenue upsides for our company as well as another high profile validation of our technology.

                         We're not sitting around waiting for the JBAIDS award,
however, we're continuing to build our company and to expand our product offerings, to control expenses so that we achieve profitability as soon as possible. I'll speak to that progress now.

                         Our core MGB Eclipse business is expanding on a number
of fronts. QIAGEN N.V. launched QuantiTect gene expression assays that incorporate MGB Eclipse technology and provide precise quantitative measurement of gene expression levels. These assays are easy to use, work on any real-time thermal cycler and offer a range of benefits including the prevention of co-amplification of genomic DNA.

                         QIAGEN launched a catalogue product in May and is
expected to launch the custom assay version of the QuantiTect product line later this quarter. This represents a delay. The custom assay line requires the integration of our software and their web-ordering infrastructure so that


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customers can design and place orders for assays on line and that activity has taken them longer than they thought. We expect, however, that QIAGEN's efforts will begin to impact our revenues and will gain momentum in the fourth quarter. We are pleased with our working relationship with the QIAGEN team; they're focused, thorough and they do what they say they are going to do. We're impressed with their aggressive promotion strategy and with their execution to date. If you have a moment, please visit their website and note the effort that's being put behind the catalogue offering for QuantiTect. Go to www.qiagen.com select USA and look for the reliable, real-time PCR assay section prominently featured in the middle of their home page.

                         Regrettably Amersham our other co-exclusive partner has
not focused as sharply on promoting the MGB Eclipse product to the research market. In its press release of July 29th announcing its financial results for the first half of 2003, Amersham refers to continued weakness in the genomics market and states that their Discovery Systems business unit is "focusing on profit rather than sales growth". That statement is not inconsistent with our experience. To date revenues from Amersham sales to end customers have lagged far behind expected levels. While we've worked hard to support this partnership, we have no indication that sales by Amersham will improve in the near future. Obviously this situation is a source of great concern to us. We're in discussions with Amersham and hope that we can reach a resolution that is in the best interests of all parties. We will keep you informed as events unfold.

                         In contrast to this disappointing development, we
continue to make progress with our Assay Validated Probe program. We expanded the pipeline of key biotech and pharmaceutical companies that are in various stages of evaluating and adopting our MGB Eclipse Probe System for use in their target discovery efforts. Our team in Bothell is currently designing, manufacturing and validating assays to targets supplied to us by life science companies whose names you all would recognize. This is an advance step in the contracting process which we described in detail during our last conference call. We anticipate that sales to key accounts will increase over the next two quarters as we sign on new accounts. These are significant tranches of business that will boost sales, contribute to operating efficiencies and encourage other companies to engage Epoch for their probe system needs. I want to remind you that the Assay Validated Probe business belongs to Epoch. We carved this product out of the agreements with QIAGEN and Amersham. We take the initiative with key accounts; it's a technical sale and we have the primary customer interaction during the selling cycle. The prospect of gaining significant business from the account pipeline is not dependent on our relationship with Amersham.

                         We continue to license our technology to other
companies. We have two licensing deals in late stage negotiations and should have announcements soon. One agreement involves the licensing of our


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technology to a current partner in a new field and the other would take our MGB eclipse probe product into a new market. These are not blockbuster deals but they do represent further extensions of our technology and added revenue opportunities.

                         Pursuing the objectives we set forth for the year, we
are expanding our reach beyond the research and bio-warfare segment into the diagnostic market. Our long-term strategy is similar to the one we are pursuing in the research market. It's to develop a very comprehensive menu of assays that are easy to use, very reproducible and capable of operating on all available platforms. Our short-term strategy for entering the field is through the registration of a broad array of analyte-specific reagents or ASR's with the FDA.

                         ASR's are components used by clinical laboratories to
develop assays that provide clinically significant information to physicians and hospitals. ASR's are manufactured under CGMP guidelines and registered with the FDA. Our goal for year-end 2003 is to register 20 ASR's. We have completed the design of primers and probes for nine using our MGB Eclipse Probe System and have registered three with the FDA. These assays will detect important genetic and infectious diseases including cystic fibrosis, hepatitis B, clotting disorders, West Nile Virus and SARS.

                         As part of this initiative, we recently hired Debra
Hutson as Director of Quality Assurance. Debra comes to us with more than 25 years of experience in quality, regulatory manufacturing and safety management in our industry. She was formerly Director at QA Manufacturing and QC at CombiMatrix Corporation and developed significant expertise prior to that while working at Sterling and DuPont. Debra is implementing a quality system that will bring our Bothell manufacturing operation in full compliance with FDA standards. This will allow us to manufacture ASR's and to sell them to leading clinical laboratories.

                         There are restrictions on the claims that can be made
for ASR's and their marketing and these constraints may help level the playing field for small companies seeking entry to this data-driven business. We believe our accurate, reproducible products can compete well in this arena.

                         The overarching accomplishment for Epoch in 2003
continues to be diversification. Taken together the objectives we're pursuing will create a company with diverse revenue sources in terms of business segments and the products that address these markets, our partners, our customers and revenue classification. Diversity will contribute to a stronger and more stable platform for sustainable growth and stability, and ultimately profitability, but we cannot eliminate all uncertainties. I think we're doing a pretty good job of creating more opportunity for our company which is an equally valid way of reducing risk.


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                         Now a few comments on what the rest of the year looks
like from the financial perspective. Bert?

BERT HOGUE:              In February, we discussed with you our 2003
base-operating model representing the financial results of events and trends that we were reasonably certain would occur. That model did not include difficult to predict upside opportunities like JBAIDS, Epoch's diagnostic initiative or significant new MGB Eclipse accounts. However, that model did assume a much faster ramp of MGB Eclipse revenues through our distribution partners, principally Amersham, than we have experienced.

                         In February we told you that our base operating model
indicated full year 2003 revenues of between 12 and 13 million dollars and net losses of between two and three million dollars. Those ranges included a full year of revenues from the San Diego operations and also included what we believe to be conservative revenues from Amersham and QIAGEN at levels below their contractual minimums.

                         Our current model indicates full year 2003 revenues of
between eight and a half and nine and a half million dollars and net losses, excluding the 2.8 million dollar loss from the sale of San Diego, of between two and two and a half million dollars. Again these figures do not include upside opportunities like JBAIDS or Epoch's diagnostic initiative.

                         Let me discuss the three primary reasons for the
decrease in our projected revenues. One, San Diego; all other things being equal, the disposition of those operations in May reduces our revenue projections for the year by about 1.4 million dollars. We've discussed the rationale and benefits of that decision previously including the fact that the sale serves to reduce our projected net loss.

                         Two, Amersham; as Bill indicated, product revenues from
this distribution partner have been disappointing to date and we are currently in discussion with Amersham regarding the situation and our mutual alternatives. During the first six months of 2003, Amersham paid us technology access fees and per contract research and development services. In addition to those revenues, our base-operating model included revenues from Amersham sales of MGB Eclipse Probe Systems at levels substantially below their contractual minimum end-user sales numbers and product sales from other sources within Amersham. Needless to say, it appears that the vast majority of those revenues will not be realized. Until the current discussions with Amersham are complete, we are being very conservative in our forecasting. Accordingly, we have only modest revenues from Amersham in our second half projections. The total impact on full-year revenues attributable to Amersham is approximately 1.6 million dollars.


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                         Lastly, QIAGEN; revenues are slightly lower than we
expected due to an unanticipated delay in their launch of the custom product.

                         All told a decrease in base operating model revenues of
about three and a half million dollars, again primarily due to the sale of San Diego and disappointing results from Amersham.

                         Despite lower than expected revenue, we believe our net
losses for the year, excluding the San Diego transaction, will still be at the low end of the two to three million dollar range we provided in February. This is due to ongoing cost containment measures, reduced variable costs as a result of lower product sales and the impact of selling San Diego.

                         In the third quarter we expect total revenues to be
between 1.9 and 2.1 million dollars. Product sales are expected to be roughly unchanged from the second quarter with growth in MGB Eclipse revenues offsetting the loss of two months of San Diego revenues. Product royalties, licensing fees and contract research revenues are expected to be down this quarter compared to the second quarter due to loss of revenue from technology access fees and contract research agreements with Amersham that terminated in June. Net loss for the quarter is expected to be between 400,000 and 600,000 dollars.

                         I'll now turn the call back to Bill for some closing
remarks.

DR. WILLIAM GERBER:      Thanks, Bert. The second half of 2003 will be an
eventful period for Epoch and will reflect our strategy of diversifying our business opportunities. Important events to look for include: a decision from the government on the JBAIDS program; MGB Eclipse progress including the launch of custom products by our partner QIAGEN and the acquisition of key accounts directly by Epoch; resolution of discussions with our partner, Amersham; multiple FDA registrations of ASR's; progress in implementing our diagnostic business strategy, and additional licensing arrangements that underscore the utility of our technology and broaden their application to new markets.

                         We made significant progress against objectives in the
first half of this year but most of these achievements have had to do with internal milestones and haven't been obvious to people outside the company. In contrast our second half development will be readily visible to both the technical and financial communities through announcement made by Epoch or others so that you can assess our performance, the value it brings to customers and its potential as an investment.

                         Operator, I believe we have time for some questions.


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OPERATOR:                Thank you, the floor is now open for your questions. If
you have a question, please press the numbers one followed by four on your touchtone keypad at this time, please. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Once again that's one followed by four for any questions. Your first question is coming from Mark Smillie of Seidler Companies. Your line's live.

MARK SMILLIE:            Good morning, gentlemen.

DR. BILL GERBER:         Hi Mark.

BERT HOGUE:              Hi Mark.

MARK SMILLIE:           Just a quick question, when do you think we will see an
improvement in the gross margin based on your MGB Eclipse sales. You mentioned you're kind of expecting a bunch of new accounts, at least the early stages of those accounts, when can we see that sort of switch over happen?

BERT HOGUE:             Mark, that was a classic fixed variable cost, where do
the lines cross kind of equation. Our manufacturing...

MARK SMILLIE:           Can you answer in terms of what quarter would you see
that (inaudible)

BERT HOGUE:             I understand. So by saying that it's totally a revenue
story and it's dependent on our success with these key accounts that we're speaking of and/or significant improvement from Amersham. We have growth in those revenues albeit modest and at levels below that that we once had in Q3 and Q4, so I think you'll see some improvement in margin in Q3 and 4.

MARK SMILLIE:           Okay, second question is can you guys give any other
sort of color on your diagnostic strategy yet or is that still kind of up in the air?

DR. WILLIAM GERBER:     Well I think the strategy, Mark, we talked about. One
of the advantages of the MGB Eclipse system is that we can design highly reproducible assays with high sensitivity and high specificity very rapidly and once we have our manufacturing operation compliant with FDA standards, we can introduce these reagents as ASR's and register them with the FDA very rapidly. So our underlying strategy is to put out a terrific product with a very broad menu. Now the second part of that strategy is how do you distribute those products competitively in the diagnostic market? Well it's true that the clinical lab market is limited in the sense that labs that are sophisticated enough to put together what are called home-brew assays using these ASR reagents, have to be relatively sophisticated, so you're talking about labs like Mayo, Quest, Cleveland Clinic and academic university labs. Those are limited but


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nonetheless they're sophisticated users and so it takes a dedicated sales force to reach them. So the question for us really is how do we best penetrate that market? Is it with a partner and if so what's the arrangement with the partner so they get a strategic need filled for themselves and we get the distribution we need while still having some running room in the whole diagnostic industry going forward?

MARK SMILLIE:            Do you expect to see some impact from those types of
discussions, well when do you expect to see the impact from those types of discussions?

DR. WILLIAM GERBER: Well we've always said that our goals for this year are to advance our diagnostic strategy, meaning resolve this issue of distribution and to introduce ASR's commercially. Again, we can't introduce them until we can make them in a FDA compliant facility, so we have to wait until that's been done here. But once that's done, we can start to introduce these products and again our goal is this year to resolve that strategic issue of how we're going to have these things distributed.

BERT HOGUE:              So another way to answer that Mark is that we have no
revenues, just to be clear, from that business in our second half projections.

MARK SMILLIE:            That was my next question, okay.

BERT HOGUE:              And by deduction we would expect first revenues in
2004.

MARK SMILLIE:            Okay, and then on the Amersham agreement, this is the
last question and then I'll get back in line, are you guys collecting the minimum payments at this point or are you in discussions with them to just get that?

DR. WILLIAM GERBER:      Now the only minimum, there were two minimums in the
agreement; one is the minimum marketing spend per year and the second was minimum sales levels, the minimum sales levels Amersham needs to reach in order to maintain co-exclusive relationship with QIAGEN.

MARK SMILLIE:            Okay, so there weren't any payments.

DR. WILLIAM GERBER:      There were no defined payments.

MARK SMILLIE:            Okay, thank you.

DR. WILLIAM GERBER:      Sure.


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OPERATOR:                Thank you, as a reminder for any questions, press one
followed by four on your touchtone keypad at this time. The next question is coming from Scott Jones of Getsh Capital. Your line is live.

SCOTT JONES:             Good morning, guys.

DR. WILLIAM GERBER:      Hi Scott, how are you?

SCOTT JONES:             Terrific, terrific. Just a couple of questions, first
one is just to do with the JBAIDS contract, can you give us a rough idea on what the revenue potential from a contract like that would be?

DR. WILLIAM GERBER:      Well we've never actually divulged that, Scott, and one
of the reasons is we haven't figured out, there's sort of a series of hurdles here. One is to get the award so that we can start talking to the government because up to now it's been a very formal process; there's been little or no informal discussion. Once we talk with them we can find out what they consider proprietary and therefore secret information that we can't reveal and what they would be comfortable with us talking to investors about. I think we've said repeatedly that we're looking at revenues that are very significant to Epoch over the next three to four years and to give you an example, 475 instruments, these are instruments that retail around 30,000 - 40,000 dollars and 848,000 assays these are unit dose assays which means that all of the components are in a vial and they're simply put in the instrument and they assay run; those with all components in tend to be not inexpensive.

BERT HOGUE:             I'll also add, Scott, and I can say this because it's
in the public domain, there are some numbers that are fairly dated at this point but available on the web if you do exhaustive search that had this contract in the 30 million to 35 million dollar range once upon a time. That's just a number; I'd better stop now but it gives you another data point.

SCOTT JONES:            Wow, that's helpful. And the other question is just to
do with the QIAGEN agreement. I've heard some good things about your product out there kind of through them and I was just wondering if you had any idea how many sales people were dedicated to it and what sort of customers they're focusing on for that product?

DR. WILLIAM GERBER:      It's a good question, Scott. You know QIAGEN, and we've
said this on several calls, QIAGEN bought a little company that made siRNA, small inhibitory RNA's for gene suppression and they're putting out a line of catalogue products to suppress various human mouse, rat, genes for researchers. They were initially excited about our product and still are as a companion product to that line so that people could measure the expression of a gene before and after it was suppressed using their siRNA product. So it's kind of a companion, catalogue product. It's still positioned that way but one of the


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reasons for the slight delay on the part of launching the custom products which are products that researchers request on a one-off basis for their own experiments unrelated to their siRNA products. One of the reasons for the delay is that QIAGEN is fully integrating our design software to design MGB Eclipse probes and primers into their web architecture so that people can go in and seamlessly order a custom product of this QuantiTect MGB Eclipse product and another QIAGEN product and a third QIAGEN product, put them all in their shopping basket and buy them. And that turns out to be a very large task. So they're beginning to get excited, I think, about this product as a separate product line as well as a companion product line.

                         The answer to your question is they have a dedicated
genomics sales force that sells the siRNA product as well as our product as well as PCR reagents and this product is carried by that organization, which is a substantial organization. I can't give you exact numbers by region but it's a dedicated and focused sales force.

SCOTT JONES:            Great, thanks a lot, Bill.

DR. WILLIAM GERBER:     You bet.

OPERATOR:               Thank you as a final reminder, if there are any further
questions, press one followed by four please. The next question is a follow-up coming from Mark Smillie of Seidler Companies. Your line is live.

MARK SMILEY:            Actually, sorry, I have the answer to the question.

OPERATOR:               There are no further questions at this time.

DR. WILLIAM GERBER:     Very good. Well thanks for participating in our second
quarter conference call. During our Third Quarter Call, we plan to discuss and provide background for our entry into the diagnostics market and we hope you can join us for that. Good day.

OPERATOR:               That does conclude today's teleconference. You may
disconnect your lines at this time and enjoy your day.